Exhibit 3.16

ARTICLES OF INCORPORATION

OF

CW ACQUISTION, INC.

*****

Pursuant to the provisions of the California General Corporation Law, the undersigned incorporator submits the following Articles of Incorporation.

FIRST: That the name of the corporation is CW Acquisition, Inc. (the “Corporation”).

SECOND: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: The name of this Corporation’s initial agent for service of process in the State of California is:

NATIONAL REGISTERED AGENTS, INC.

FOURTH: The initial street address and mailing address of the Corporation will be 1331 NW Lovejoy Street, Suite 900, Portland, Oregon 97209.

FIFTH: The total number of shares of common stock which the Corporation is authorized to issue is 1,000; all of such shares shall be without par value.

SIXTH: The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SEVENTH: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporation Code) through bylaw provisions, agreements with the agents vote of shareholders or disinterested directors, or otherwise in excess

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of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

IN WITNESS WHEREOF, the undersigned has executed the Articles of Incorporation this 1st day of July, 2013.

/s/ Douglas D. Morris
Douglas D. Morris, Sole Incorporator

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